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                                                                                              Exhibit 11.1

                                                   Micro Linear Corporation
                                        Statement Re Computation of Earnings Per Share
                                            (In thousands, except per share data)

                                                                                        Fiscal Years Ended December 31,
                                                                                       1996            1995             1994
                                                                                      -------         -------          -------
Net Income.......................................................................     $6,703          $10,536          $ 2,880
                                                                                      ======          =======          =======

PRIMARY

Weighted average common shares outstanding.......................................     12,320           12,112            6,733
Common equivalents attributable to:
     Convertible preferred warrants..............................................       -                -               3,858
     Options and warrants........................................................        921            1,532              953
Shares related to SAB No. 55, 64, and 84.........................................       -                -                 116
                                                                                      ------          -------          -------
Total weighted average common and common equivalent shares
     outstanding.................................................................     13,241           13,644           11,660
                                                                                      ======          =======          =======

Net income per share.............................................................     $  .51          $   .77          $   .25
                                                                                      ======          =======          =======

FULLY DILUTED

Weighted average common shares outstanding.......................................     12,320           12,112            6,733
Common equivalents attributable to:
     Convertible preferred warrants..............................................       -                -               3,858
     Options and warrants........................................................        922            1,575            1,125
Shares related to SAB No. 55, 64, and 84.........................................       -                -                 116
                                                                                      ------          -------          -------
Total weighted average common and common equivalent shares
     outstanding.................................................................     13,242           13,687           11,832
                                                                                      ======          =======          =======

Net income per share.............................................................     $  .51          $   .77          $   .24
                                                                                      ======          =======          =======
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